Exhibit 4.23

English Translation

LOAN AGREEMENT

The Loan Agreement (hereinafter referred to as the “Agreement”) was entered into on July 6, 2015 in Beijing, the People’s Republic of China (“China”):

By and between

Party A:	Beijing Changyou Gamespace Software Technology Co., Ltd., having its registered address at Room 158, No.1 Building, No.3 Xijing Road, High-tech Park, Badachu, Shijingshan District, Beijing; and

Party	B: Beijing Changyou Star Digital Technology Co., Ltd., having its registered address at Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing.

(For the purpose hereof, Party A and Party B are collectively referred to the “parties” and, each a “party”).

Whereas:

1.	Party A is a wholly foreign-owned enterprise legally established and validly existing under the Chinese laws;

2.

Party B, a limited liability company legally established and validly existing under the Chinese laws, holds Beijing Guanyou Gamespace Digital Technology Co., Ltd. (the “Guanyou Gamespace”)’s 100% equity as a shareholder of Guanyou Gamespace; and

3.

Party A, Party B and Guanyou Gamespace’s original shareholder, Gamease, concluded a Loan Succession and Share Transfer Agreement on July 6, 2015, under which, both parties and Gamease agree that Party B inherits RMB 10 million (RMB 10,000,000.00) interest-free loan borrowed by Gamease from Party A.

NOW THEFEFORE, the parties hereby agree as follows to make clear their rights and obligations through friendly negotiations:

1.	Loan

1.1

According to the terms and conditions of the Agreement and the Loan Succession and Share Transfer Agreement, Party A agrees that Party B inherits RMB 10 million (RMB 10,000,000.00) interest-free loan borrowed by Gamease from Party A and Party B agrees to accept the above loan.

1.2	Party B confirms that, as consideration, Party B has taken from Gamease Guanyou Gamespace’s 100% equity.

2.	Loan Term

2.1

The loan under the Agreement will be valid for ten (10) years after the Agreement is signed, commencing on July 6, 2015 (the “Loan Term”); the Agreement can only be extended with Party A’s confirmation and the extension time will be determined by Party A at its own discretion.

2.2

Within the Loan Term, or within any extended one, if Party B falls under any of the following circumstances, Party A has the right to determine the immediate expiry of the loan hereunder by a written notice, and require Party B to repay the loan in accordance with the Agreement:

(1)	The party is no longer Party A or its affiliates;

(2)	The party is bankruptcy, reorganized, liquidated, was ordered to shut down or enters into any similar proceedings;

(3)	The party commits criminal acts or is involved in criminal activities;

(4)	Any other third party claims against the party for any amount exceeding RMB Hundred Thousand (100,000);

(5)

Any representations or warranties made by Party B under the Agreement are proven untrue or inaccurate in any material respect when they are made; or Party B breaches its obligations under the Agreement; or

(6)

When permitted by Chinese laws, if Party A or its designated persons can invest in the internet information services and other value-added telecom business as well as other business conducted by Guanyou Gamespace; and Party A has sent a written notice in connection with its purchase of Guanyou Gamespace’s equity to Party B according to the Share Purchase Agreement signed with Party B, to exercise those options.

3.	Repayment

3.1

Party A may at any time and at its absolute discretion, send to Party B repayment notice fifteen (15) days in advance, requiring Party B to repay any part or all of the price. Both parties agree and confirm that Party B must and can only repay the loan in the following ways: Party B (or its heirs, successors or assignees), as required by Party A’s written notice, transfers all of its equity held in Guanyou Gamespace to Party A and / or the persons designated by Party A to the extent of permitted by Chinese laws, and shall repay the loan hereunder by the proceeds sourcing from its equity transfer; moreover, the ratio of the equity transferred in the equity held in Guanyou Gamespace on the date hereof shall be the same as that of the price required to be repaid in the loan on the date of the Agreement.

3.2	Without Party A’s prior written consent, Party B may not repay the loan in whole or in part.

3.3

Based on Article 3.1 of the Agreement, the parties agree and confirm that, to the extent and within the scope permitted by Chinese laws, Party A has the right but not the obligation to buy or appoint any other persons at any time (including natural persons, legal persons or other entities) to purchase all or part of Party B’s equity in Guanyou Gamespace (the “Option”) but Party A shall issue a written notice on equity purchase to Party B. Once the said written notice is said by Party A, Party B shall immediately follow Party A’s wishes and instructions, and transfer its equity held in Guanyou Gamespace in whole or in part (including the equity obtained by Party A after that date) to Party A or its designated person in accordance with its original investment price (the “original investment price”, RMB 100,000 for every 1% equity) or at other price as agreed by Party A if otherwise provided by law. Both parties agree and confirm that when Party A exercises the Option, if in accordance with current applicable laws and regulations, the permitted minimum price is higher than the original investment price, the subscription price offered by Party A or a person designated by Party A shall be the minimum price permitted by law; for the part of the minimum price in excess of that of the underlying equity corresponding to the original investment price, Party B shall repay to Party A according to Article 4 of the Agreement. Both parties agreed to sign the Share Purchase Agreement on the above matters.

3.4

Both parties agree that when the shareholders change procedures are handled with the relevant industrial and commercial administrative department and Party A or its nominee has become the lawful holder of the Underlying Shares, it shall be deemed as the completion of the equity transfer under the Agreement.

3.5

When Party B repays the loan according to Article 3, the parties shall at the same time complete the equity transfer as stated in Article 3; subject to the satisfaction of the price, Party A or the person designated by Party A has legally and fully taken corresponding equity of Guanyou Gamespace under Article 3, and except Share Pledge Agreement and Share Purchase Agreement signed with Party A, there are no pledges or any other form of encumbrance on the equity.

4.	Loan Interest

Both parties agree and confirm that unless otherwise agreed in the Agreement, the loan hereunder is interest-free loan. However, when the loan expires and Party B transfers the equity in accordance with the Agreement to Party A or its designated person, the actual equity transfer price is higher than Party B’s loan principal as required by law or for other causes, the part of the proceeds from Party B’s equity transfer in excess of the loan principal, to the extent permitted by law, shall be considered as interest or cost of funds possession, which shall be repaid to Party A together with the loan principal.

5.	Party B’s Representations, Warranties and Undertakings

5.1	Party B shall submit copy of the investment certificate recording its holding of Guanyou Gamespace’s 100% equity to Party A.

5.2

As a security for the loan, Party B agrees to pledge all equity held in Guanyou Gamespace to Party A and grant to Party A an option for the above equity; and Party B agrees to, as required by Party A, sign the Equity Pledge Agreement and Share Purchase Agreement.

5.3

Except the equity pledge and other rights created for Party A’s interests, without Party A’s prior written consent, it does not sell, transfer, mortgage or otherwise dispose of its equity or other benefits in Guanyou Gamespace, or allow to create any other security interests thereon;

5.4

without Party A’s prior written consent, it will not agree at Guanyou Gamespace’s board of shareholders (if applicable), or support or sign any shareholder’s resolution to approve to sell, transfer, mortgage or otherwise dispose of its legal or beneficial benefits in Guanyou Gamespace’s equity, or allow to create any other security interests thereon, except made to Party A and/or its designated persons;

5.5

without Party A’s prior written consent, it will not agree at Guanyou Gamespace’s board of shareholders (if applicable), support or sign any shareholders’ resolution approving Guanyou Gamespace’s merger or consolidation with any person (for the purposes of the Agreement, “person” refers to any natural person, corporation, partnership or other entity), or Guanyou Gamespace’s acquisition of any person or its assets or investment in any person.

5.6

without Party A’s prior written consent, it will not incur any acts or omissions constituting any significant impacts on Guanyou Gamespace’s assets, business, and liabilities; without Party A’s prior written consent, it will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in its assets, business or income, or allow to create any other security interests thereon at any time as of the date hereof.

5.7	At the request of Party A, appoint the person nominated by Party A as Guanyou Gamespace’s director and senior officer.

5.8

When Party A exercises the above option hereunder and to the extent permitted by Chinese laws, immediately and unconditionally transfer all or part of the equity it owns in Guanyou Gamespace to Party A and / or its designated person and waive its pre-emptive rights on the equity transferred by Guanyou Gamespace’s other shareholders.

5.9

it will not require Guanyou Gamespace to distribute dividends or make profit distribution or will not, acting as Guanyou Gamespace’s shareholder, make any shareholders’ decision consenting to distribute dividends or make profit distribution to shareholders.

5.10

without Party A’s prior written consent, it will not replenish, change or modify its articles of association, increase or decrease its registered capital in any form, or in any way change its equity structure.

5.11

In accordance with sound financial and business standards and practices, maintain its existence, prudently and effectively operate its business and process services; at request of Party A, provide Party A with all information on Guanyou Gamespace’s operations and financial condition; keep all business it has been operating in the normal course of business, in order to maintain the value of its assets.

5.12

without Party A’s prior written consent, it will not occur, inherit, guarantee or tolerate any debts of Guanyou Gamespace, except the debts (i) other than borrowing during normal or daily business course; (ii) disclosed to Party A and obtained Party A’s prior written consent.

5.13

without Party A’s prior written consent, will not enter into any major contracts (the purpose of this clause, if the value of a contract exceeds RMB One Hundred Thousand (RMB 100,000.00), it shall be deemed a major contract), except those signed in the normal course of business.

5.14

In order to maintain its ownership of Guanyou Gamespace’s equity, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or claims to make all necessary and appropriate defenses; forthwith notify Party A of any litigations, arbitrations or administrative proceedings with respect to Guanyou Gamespace, whether happened or may happen.

5.15	Only with Party A’s written authority, exercise all rights as Guanyou Gamespace’s shareholder as required by Party A.

5.16

strictly abide by the provisions of the Agreement, earnestly fulfill its obligations under the Agreement, and will not conduct any actions / omissions sufficient to affect the validity and enforceability hereof.

5.17

Both parties agree and confirm that, for the purpose hereof, Party A’s (written) consent refers to that the matters are subject to the approval of Party A’s board of directors; and other approvals do not constitute Party A’s (written) consent hereunder.

6.	Taxes

Except as otherwise provided in the Agreement, the parties to the Agreement shall pay their own taxes and fees payable based on the Agreement in accordance with the laws and regulations. All taxes and other reasonable costs associated with the loan are undertaken by Party A.

7.	Effectiveness and Termination

7.1	The Agreement will take effect when signed by the parties.

7.2

Both parties agree and acknowledge that the Agreement will terminate on the date when the parties fully fulfill all its obligations under the Agreement. Both parties agree and confirm that the satisfaction of all the following conditions is deemed as Party B’s performance of its obligations under the Agreement:

(1)	Party B has transferred its equity held in Guanyou Gamespace to Party A and / or the persons designated by Party A; and

(2)	Party B has given all the transfer price under the Agreement or the price obtained under the Share Purchase Agreement to Party A as repayment of price.

7.3

Unless (1) Party A commits serious negligence, fraud or other serious offenses; or (2) Party B is terminated due to bankruptcy, dissolution or ordered to close in accordance with the law, Party B may not unilaterally revoke or terminate the Agreement under any circumstances.

8.	Liability for Breach

8.1

If either party (the “defaulting party”) is in violation of any provision of the Agreement, causing damages to the other party (the “non-defaulting party”), the non-defaulting party may send written notice to the defaulting party, requiring the defaulting party to immediately remedy and correct its breach; if the defaulting party fails to take measures to the satisfaction of the non-defaulting party within fifteen (15) days as of the non-defaulting party sends the above notice in writing to remedy and correct its breach, the non-defaulting party may take other remedies by the prescribed methods under the Agreement or by legal means.

8.2

If Party B fails to repay the loan to Party A in accordance with the Agreement, Party B shall pay to Party A liquidated damages for the part not repaid at a rate of 0.02% per day (from the date when required by Party A) and shall indemnify Party A for direct economic losses arising from Party B’s breach (including but not limited to the market value of the equity held by Party B in Guanyou Gamespace that is not transferred or the unpaid loan, whichever is higher).

9.	Confidentiality

9.1

The parties acknowledge and confirm that the oral or written information exchanged with respect to the Agreement are confidential. The parties shall keep all such information confidential, and without the prior written consent of other party, they will not disclose any information to any third party; otherwise, it shall be liable for breach and make compensation, except the following information:

(a)	known by or will be known by the public (except disclosed to the public by one of the receiving party without authorization);

(b)	as required to be disclosed by applicable laws or rules or regulations of the securities exchange; or

(c)

If any one party is required to disclose any information to its legal or financial advisor for the transactions contemplated hereunder, the said legal or financial advisers shall also be subject to the confidentiality similar to this clause. Breach of confidentiality by either party’s staff or the agency hired by that party will be deemed as that by that party, which shall therefore be liable for breach. The present term will survive the invalidity, revocation, termination or inoperability of the Agreement for any reason.

9.2

Party B shall return, destroy or otherwise dispose of all files, materials or software containing the Confidential Information at the request of Party A and stop using such confidential information after the termination hereof.

9.3	Notwithstanding the other provisions of the Agreement, Article 9 shall survive the suspension and termination of the Agreement.

10.	Notices

Any notices or other communication sent by either party under the Agreement shall be made in writing, and sent to the following address or other address specified by the other party from time to time by personal delivery, letter or by facsimile. The notices shall be deemed served: (a) on the delivery date under personal delivery; (b) for a notice sent by letter, on the seventh (7) day after registered airmail (postage prepaid) is sent (marked on the postmark); or the fourth (4) day after being sent to the internationally recognized delivery service; and (c) if sent by fax, on the receipt time shown on the transmission confirmation printed by the sender.

Party A: Beijing Changyou Gamespace Software Technology Co.,Ltd.

Address: Room 158, No.1 Building, No.3 Xijing Road, High-tech Park, Badachu, Shijingshan District, Beijing

Party B: Beijing Changyou Star Digital Technology Co., Ltd.

Address: B Changyou Building, No.65 East Bajiao Street, Shijingshan District, Beijing

11.	Applicable Laws and Disputes Resolution

11.1	Conclusion, validity, execution, changes, interpretation, termination and disputes resolution of the Agreement shall be governed by the laws of China.

11.2	All the disputes arising from or in relation to the Agreement, if any, shall be amicably settled by the parties through amicable negotiations.

11.3

Where an agreement fails to be concluded within thirty (30) days after one party requests to settle the disputes through negotiation, either party agrees to submit the said disputes to Beijing Arbitration Commission for arbitration under its arbitration rules then in force in Beijing. The arbitral award is final and binding on all parties. All parties agree to be submitted and subject to the arbitral award. When any dispute occurs and any dispute is under arbitration, except the matter in question, the parties may still exercise other rights under the Agreement and perform other obligations hereunder.

12.	Miscellaneous

12.1	Titles of the Agreement are solely inserted for convenience and may not be used to for explanation or interpretation or in other ways affect the meanings of the provisions of the Agreement.

12.2

The parties hereto acknowledge that, once valid, the Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all previous oral or/and written ones reached by and between the parties before the Agreement.

12.3

The Agreement is binding upon the parties hereto and their respective heirs, successors and permitted transferees, and inures to their benefits. Without Party A’s prior written consent, Party B may not transfer, pledge or otherwise assign its rights, benefits or obligations hereunder.

12.4

Party B hereby agrees that, (i) if Party B is bankrupt, liquidated or closed or enters into similar legal procedures, Party B agrees to immediately transfer its rights and obligations under the Agreement to a person designated by Party A; (ii) Party A can transfer to other third party its rights and obligations under the Agreement when necessary. In such case, Party A is only required to send written notice to Party B when such transfer occurs and no longer secure Party B’s consent to that transfer.

12.5

Any rights, powers and remedies empowered by any provision of the Agreement to the parties do not exclude any other rights, powers or remedies available to that party under the law and other provisions hereof and a party’s exercise of its rights, powers and remedies does not exclude its exercise of other rights, powers and remedies available to it.

12.6

Any one party’s failure to exercise or timely exercise the rights, power and remedy under the Agreement or available by law may not be considered as a waiver of those rights and will not affect that party’s exercise of those rights in other means in the future nor exercise of other rights of that party.

12.7

If any provision of the Agreement is held void, invalid, or unenforceable by any court of competent jurisdiction or arbitration agency, such provision may not affect or impair the validity or enforceability of the remaining provisions. However, the parties hereto shall cease performance of the void, invalid and unenforceable provisions, and only make them valid and enforceable within the scope the closest to their original intention.

12.8

For matters uncovered herein, the parties shall otherwise decide the same through friendly negotiations. The parties shall set down any changes and amendments to the Agreement in a written agreement. The duly signed modification agreements and supplementary agreements with respect to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

12.9	The Agreement is made in four (4) copies of the same legal effect and each party holds two (2).

THEREFORE, the parties sign or cause their legal representatives or authorized representatives to sign the Agreement as of the date first written above.

(The remainder of this page is intentionally left blank.)

[Signature Page]

Party A: Beijing Changyou Gamespace Software Technology Co.,Ltd. (Seal)

Signature:

Party B: Beijing Changyou Star Digital Technology Co., Ltd. (Seal)

Signature:

Supplementary Agreement to the Loan Agreement

This Supplementary Agreement (the “Agreement”) is entered into as of July 5, 2025 between and by the following Parties in Shijingshan District, Beijing, People’s Republic of China:

Party A:	Beijing Changyou Gamespace Software Technology Co.,Ltd.

Party B:	Beijing Changyou Star Digital Technology Co.,Ltd.

In this Supplementary Agreement, “Party A” and “Party B” are collectively referred to as the “Parties”.

WHEREAS:

1.

On July 6, 2015, Party A and Party B entered into the Loan Agreement (the “Original Agreement”), pursuant to which Party B borrowed an interest-free loan from Party A in the total amount of RMB 10,000,000.00 (Ten Million RMB Only), with the loan term expiring on July 5, 2025.

2.	The Parties agree that Party A shall continue to provide the aforementioned interest-free loan to Party B, and Party B shall accept such loan provided by Party A.

NOW,THEREFORE,

Through full and friendly consultations, the Parties have reached an agreement on the modification of the Loan Term under the Original Agreement and hereby execute this Supplementary Agreement to set forth the relevant terms.

1.	Modification of the Loan Term

Clause 2.1 of the Loan Agreement is amended to read as follows:

“2.1 The term of the loan under this Agreement shall be twenty (20) years, commencing on July 6, 2015 and expiring on July 5, 2035 (the “Loan Term”). If upon the expiration of the Loan Term, Party B is still unable to repay the loan in accordance with the provisions of Clause 3 of this Agreement due to restrictions under applicable laws, the Loan Term shall be automatically extended until such time as applicable laws permit and Party A agrees to accept the full repayment of the loan by Party B in accordance with the repayment method stipulated in Clause 3 of this Agreement.”

2.	Miscellaneous

1.

This Supplementary Agreement constitutes a valid supplement to the Original Agreement and shall have the same legal effect as the Original Agreement. This Supplementary Agreement shall take effect on the date specified at the beginning hereof upon being sealed by the Parties with their official seals or special contract seals.

2.

This Supplementary Agreement forms an integral part of the Original Agreement. In case of any inconsistency or conflict between this Supplementary Agreement and the Original Agreement, the provisions of this Supplementary Agreement shall prevail; matters not covered by this Supplementary Agreement shall be governed by the provisions of the Original Agreement.

3.	This Supplementary Agreement is made in four (4) counterparts, with each Party holding two (2) counterparts. Each original counterpart shall have the same legal effect.

[No Text Below]

[Signature Page]

Party A:	Beijing Changyou Gamespace Software Technology Co.,Ltd. (Seal)

Party B:	Beijing Changyou Star Digital Technology Co.,Ltd (Seal)